Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation
We consent to the incorporation by reference in this registration statement on Form S-8 of Symantec Corporation of our report dated May 20, 2008, except as to notes 4, 7, and 19, which are as of November 7, 2008, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 28, 2008 and March 30, 2007 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 28, 2008, and the related financial statement schedule, which report appears in the current report on Form 8-K dated November 10, 2008.
Our report on the consolidated financial statements refers to Symantec Corporation’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
We also consent to the incorporation by reference in this registration statement on Form S-8 of our report dated May 20, 2008, with respect to the effectiveness of internal control over financial reporting as of March 28, 2008, which report appears in the annual report on Form 10-K dated May 21, 2008.
/s/ KPMG LLP
Mountain View, California
November 7, 2008